REX ETF Trust 485APOS

Exhibit 99(i)

Chapman and Cutler LLP 320 South Canal Street, 27th Floor Chicago, Illinois 60606
T 312.845.3000 F 312.701.2361 www.chapman.com

[_______], 2025

REX ETF Trust
777 Brickell Avenue, Suite 500
Miami, Florida 33131

Re:	REX ETF Trust

Ladies and Gentlemen:

We have acted as counsel for REX ETF Trust, a Delaware statutory trust (the “Trust”), in connection with the Trust’s filing on [_______], 2025, with the Securities and Exchange Commission (the “Commission”) of its Post-Effective Amendments No. [__] under the Securities Act of 1933 (the “1933 Act”) (File No. 333-283221) and its Amendment No. [__] under the Investment Company Act of 1940 (File No. 811-24023), respectively, to its Registration Statement on Form N-1A (as amended, the “Registration Statement”) relating to the issuance and sale by the Trust of an unlimited number shares (the “Shares”) of beneficial interest of REX XRPR Growth & Income ETF, a series of the Trust (the “Fund”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Trust’s Declaration of Trust, (c) the Trust’s By-laws, (d) resolutions of the Board of Trustees of the Trust related to the Shares and the Fund; and (e) such other instruments, documents, statements and records of the Trust and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

Based upon the foregoing, we are of the opinion that the Shares proposed to be offered and sold pursuant to the Registration Statement, when Post-Effective Amendment No. [__] and Amendment No. [__] becomes effective pursuant to the rules and regulations of the Commission, will have been validly authorized and, when sold in accordance with the terms of the Registration Statement and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the Shares, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

[_______], 2025

This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention. This opinion is limited to the Delaware statutory trust laws governing matters such as the authorization and issuance of the Shares, and we do not express any opinion concerning any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Commission, and to the use of our name in the Registration Statement and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, as amended, and the rules and regulations thereunder.

Respectfully submitted,

Chapman and Cutler LLP